PRESS RELEASE

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The Peoples Building, Loan      The Oakley Improved           Harvest Home Financial
And Savings Company             Building & Loan Company       Corporation
11 S. Broadway                  3924 Isabella                 3621 Harrison Avenue
Lebanon, Ohio                   Cincinnati, Ohio              Cheviot, Ohio
(513) 932-3876                  (513) 531-0591                (513) 661-6612

Contact: Jerry D. Williams      Contact:  Thomas J. Noe       Contact:  John E. Rathkamp
         President                        Managing Officer              Managing Officer

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         October 1, 1999, Peoples Building,  Loan and Savings Company,  Lebanon,
Ohio, and Harvest Home Financial Corporation (Nasdaq: HHFC), parent of Harvest Home Savings Bank, Cheviot, Ohio, announced today the execution of a definitive agreement pursuant to which Harvest Home will merge with and into Peoples (the "Acquisition"). In connection with the Acquisition, Peoples will undertake to convert from a mutual to a stock institution ("Conversion") and form a holding company. Under the terms of the agreement, each share of Harvest Home will be exchanged for a combination of $9.00 per share in cash plus shares of Peoples Common Stock with a value of $9.00, based on the initial public offering price of Peoples Common Stock. It is currently anticipated that the number of shares of Peoples Common Stock that will be exchanged for each share of Harvest Home Common Stock is 0.9 shares assuming the initial offering price of the Peoples' Common Stock is $10.00 per share.

         In addition, Peoples and The Oakley Improved Building & Loan Company, Cincinnati, Ohio, announced today the execution of a definitive merger agreement pursuant to which Oakley will merge with and into Peoples immediately prior to the Conversion.

         Jerry D. Williams, President of Peoples stated: "We are very pleased to announce the combination of these three outstanding community institutions whose franchises and operating philosophies complement each other. On a combined basis we will operate six full-service branch offices serving Cincinnati area communities located in Clinton, Hamilton and Warren Counties in Ohio. Furthermore, the capital raised in our stock conversion will facilitate greatly further growth and diversification of our combined companies."

         John E. Rathkamp, President and Managing Officer of Harvest Home, commented as follows: "We are very excited about our proposed affiliation with Peoples. This combination will allow us to better serve consumers and businesses in our market area by broadening the products and services we offer to our customers. Moreover, Peoples shares our commitment to community involvement and quality customer service." Mr. Rathkamp went on to state that the Merger will provide Harvest Home shareholders with a strong return on their investment as well as a great opportunity to own stock in a strong community bank.

         Thomas J. Noe, Managing Officer of Oakley stated, "We look forward to becoming part of this transaction and offering expanded products, services and facilities to our customers. In addition, this affords certain of our depositors the opportunity to participate in the Conversion and own stock in a strong community bank with strategic geographic locations in the greater Cincinnati market area."

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     Consummation  of  the  Acquisition  is  subject  to  the  approval  of  the shareholders of Harvest home, consummation of the Merger, the Conversion of Peoples and the receipt of all required regulatory approvals. Consummation of the Merger is subject to the Conversion of Peoples, the completion of all steps necessary to consummate the Acquisition and the receipt of all required regulatory approvals. It is anticipated that the Merger and the Acquisition will be consummated simultaneously with the completion of the Conversion. The transaction is anticipated to close in the second quarter of 2000.

     Charles Webb & company, A Division of Keefe, Bruyette & Woods, Inc. acted as financial advisor to Peoples. Elias, Matz, Tiernan & Herrick, L.L.P. acted as special legal counsel to Peoples. Charles Webb & Company also acted as financial advisor to Harvest Home. Silver, Freedman & Taff, L.L.P. acted as special counsel to Oakley. Kepley, Gilligan & Eyrich acted as special counsel to Harvest Home.

     Peoples operates from its main office in Lebanon, Ohio and one branch office in Blanchester. At June 30, 1999, Peoples had assets of $89.6 million and total equity of $11.7 million.

     Harvest Home operates from its main office in Cheviot, Ohio and two branch offices in Cincinnati. At June 30, 1999, Harvest Home had consolidated assets of $100.3 million and total stockholders' equity of $9.8 million.

     Oakley operates one office in Cincinnati. At June 30, 1999, Oakley had total assets of $17.3 million and total equity of $3.1 million.